Exhibit 10.1

Letter of Agreement

Project Description: MCorp's proposals are based on an estimate of the actual time and resources required to complete the engagement, based on past experience in similar engagements, While this is an estimate for the professional fees required to execute the ongoing planning for and completion of the services outlined in this document, the cost will change only if the scope of work changes,

Payment Schedule: Invoices will be submitted in arrears, with the first invoice for $11,850 representing payment for services completed in the preceding month (January). All other invoices will be submitted the first week of each month, for services rendered in the preceding month. All invoices are due Net 15 days.

Billable Rates: Staff time for project management, copy, programming, design and production is billed at $175 per hour. Senior consultants' time is billed at $250 per hour, and Partner time is billed at $375 per hour. Other than Partners whose travel time is billed at $1200 per day, travel time is billed at $85 per hour or $680 per day.

Out-of-Pocket Expenses: Our fees do not include out-of-pocket expenses. Out-of-pocket expenses include color outputs, deliveries, phone, travel, original or stock images, printing, and third-party tools and coding. Typically, expenses paid by MCorp are billed at cost plus 20%, with the exception of: travel, phone and deliveries, which are billed at cost. The Client shall approve any individual out-of-pocket expenses in excess of $500 in advance through a written Estimate Addendum.

Timelines: Time is of the essence in completing this work on strategy and on budget. MCorp acknowledges its responsibility to present work on schedule for Client approval. Accordingly, the Client has a responsibility to approve the work in a timely fashion in order for: (a) future deadlines to be met; (b) the work to be completed to satisfaction.

Letter of Agreement

Approvals: Upon agreement to this scope of work, budget and terms, the Client will designate an Authorized Approval Source. The Client shall review and approve all materials in writing. The Client's signature or written/e-mailed authorization will be considered final approval. Changes to project scope and changes requested for approved materials are subject to an Estimate Addendum.
Estimate Addenda note the requested changes, estimate their cost, and require timely approval to continue work.

Responsibility as to Style and Content: The Client is responsible for the truth, accuracy, and legality of all content provided to MCorp, and/or approved by Client whether or not originally supplied by the Client.

Client Responsibility: Above and beyond the other responsibilities outlined in this agreement, Client is responsible for providing reasonable access to internal resources and records as required to fulfill the terms of this engagement, as well as timely, thoughtful and accurate responses to all communications from MCorp.

MCorp Responsibility: Above and beyond the other responsibilities outlined in this agreement, MCorp is responsible for meeting the timelines and budgets of this proposal. In addition, MCorp is responsible for fulfilling the expectations of the Client as defined in the proposal and for all approved project elements.

Sales Tax: Sales tax is billed as applicable under California State law.

Termination: Either Client or agency may terminate this agreement, provided 30 days written notice is given to the terminated party. In this event, the agency will invoice and be paid for all time and materials expended. All additional out-of-pocket costs accrued through date of termination will be billed to the Client, due and payable net 30.

Letter of Agreement

Ownership: Upon final payment, MCorp grants the Client ownership of final creative elements as applicable, and grants to Client, affiliates, partners, consultants, representatives and agents, for the benefit of Client only, full internal use of final strategic plans, research findings and recommendations.

All design iterations, copy and concepts not chosen for final art remain the property of MCorp. In addition, all draft plans, planning methodologies, processes, verbiage (e.g. plan copy), interface design or code (e.g. online survey instruments, source code), and other materials or processes used in the creation of the plan or development of final deliverables, remain the sole property of MCorp. All MCorp property is protected under applicable federal copyright and trademark laws. MCorp also retains the right to use the Client's name and reference non-confidential work product for the purposes of self promotion.

Confidentiality: Both Parties to this agreement acknowledge that confidential information, including but not limited to, business plans, trade secrets, customer information, methodology and processes, will be shared between parties. Both parties hereby agree to hold all information received from the other party in strict confidence, and will strictly control all access to and distribution of any confidential or potentially confidential information. All MCorp employees, consultants, contractors and vendors will abide by, and are bound by MCorp's approved Information Security Program.

Presented for and accepted by MCorp Consulting	Accepted for TAG Oil

MICHAEL HINSHAW	DAN BROWN	3/8/10
Michael Hinshaw, Managing Director	Signature	Date

Dan Brown, Controller
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